                                                                    EXHIBIT 10.1

Protocol

Moscow-Kiev, April 5, 2006

Parties herein - Terra Insight Corp. (Terra), on one part, and Kiev Investment
Group (KIG), on the other part, if mentioned simultaneously, hereafter referred to as Parties, have made this Protocol for the following:

Within development of the existing agreements and realization of the joint projects for commercial application of STeP technology, the Parties undertake the obligations as follows:

1.      KIG:

1.1 - on or before April 7, 2006, KIG to purchase the next tranche of
Convertible Debenture of USD 1,000,000 from Terra to be used by Terra for: USD
500,000.- for TNEP to finance drilling of the Sage # 1 well in Nevada; USD
500,000 - for Terra's expenses. The Convertible Debenture is to be issued by
CompuPrint, Inc.

1.2 - on or before April 12, 2006, KIG to transfer to TNEP the amount of USD
1,000,000.- to finance drilling of the Sage # 1 well in Nevada

- on or before May 15, 2006 to purchase the final tranche of Convertible
Debenture of USD 1,000,000 from Terra to be used by Terra for: USD 500,000.- for
TNEP operating expenses and to finance drilling of the wells in Nevada; USD
500,000 - for Terra's expenses. The Convertible Debenture is to be issued by
CompuPrint, Inc.

Additionally, as per TNEP agreement which will return into effect in this regard, KIG will provide further financing in the amount of USD 2,000,000 to finance the drilling of wells # 2 and # 3 in Nevada, of which at least a further
$600,000 will be paid in by June 15, 2006 and the balance on or before July 5,
2006 .

1.3 - on or before June 15, 2006 - Enficon and KIG shall convert USD 5M
Convertible Debentures into shares of Terra, as provided for in said Debentures issued by CompuPrint, Inc.

1.4 - on or before June 29, 2006 - KIG shall purchase 5,000,000 shares of Terra at USD 1.05 per share.

1.5 - on or before June 29, 2006, KIG to sign an option agreement with
CompuPrint, Inc. for purchase, on an all or none basis, on or before October 1,
2006, of a number of shares which, together with the 10 million shares provided for in 1.3 and 1.4 above, shall equal a total of 25% of the outstanding number of shares of CPPT, being a total of 25,000,000 shares when purchased by KIG, with the option exercisable at a fixed price of USD 1.20 per share.

On or before April 15, 2006 KIG will nominate one of its companies to participate as the assignee of KIG in the Convertible Debenture, the purchase of
5 million shares and in the option transactions.

Failure by KIG to convert USD 5 million Convertible Debenture and to purchase 5 million shares of Terra will result in loss of Board of Directors seat.

2.      TERRA:

2.1.- within 2 months from the date of this Protocol -Terra to write, with KIG's participation, a concept of the business plan for 2006-2007 (projects in USA and other) and strategic development plan for the next 3-5 years (North America,
South America, Europe, Africa, Middle East, etc.)

2.2. - to use the funds only as is consistent with the TIC business plan to be developed by Terra in accord with 2.1 above, and as approved by majority vote of the Board of Directors of Terra.

2.3. - to grant KIG one seat on the Board of Directors (BoD) upon fulfillment by
KIG of the provisions of p.1. Candidate will be proposed by KIG and must be a person at all times acceptable to Terra. If KIG fails to exercise the option in
1.5 above, it will lose its seat on the BoD; except that, if thereafter, on or before December 31, 2006, KIG exercises at least half of the said option between
October 1 and December 31, 2006 at the greater of $1.50 per share or 60% of the average trading price for the 20 days preceeding such exercise, but such exercise price not to exceed $1.75 per share, then KIG shall not lose the right to the BoD seat thereby.

2.4 - to carry out the human resources policy in correspondence with strategic business interests.

The Director appointed by KIG would have access to all information, which the
Director could have an assistant, who is not an employee of Terra, and is not situated on Terra premises, process, as necessary. The Director can request and receive all information reasonably needed for review in accord with KIG's interests.

Within the scope of BoD's activities, to consider candidates, including the ones proposed by KIG, for management positions with Terra and project companies.
Candidates proposed by KIG can not be employed by KIG or any affiliate.

All candidates for positions with Terra and project companies will be considered and approved solely as determined by majority vote of the BoD.

2.5 - from the date KIG fulfills the provisions of p.1, KIG will have the right and obligation to fund, as indicated in p.3.1, all projects approved by majority vote of the BoD of Terra for all projects which are the subject of agreements as per this Protocol, which right will be lost if the option provided for in 1.5 is not exercised in whole as provided in 1.5 above,or at least as to half, as provided for in 2.3 above.

If KIG loses the right to have a member of the Terra Board of Directors because of failure to fulfill exercise of option provided for in 1.5, and in 2.3, KIG would then instead have the right to designate a candidate reasonably acceptable to Terra for Terra's Advisory Board, and, as to information regarding all projects, that Advisory Director would have the same access to all relevant information as would a member of the Board of Directors.

KIG nominated member of Terra BoD will have full access to all information on all projects and will participate in their evaluation and approval, which approval shall be by majority vote of the BoD, including financing options.

If, after project evaluation and approval by majority vote of the BoD, Terra is able to obtain a commitment in documentary form, to have financing for the project in the amount of 90% or more of the total required amount, and provided that it is on better terms than those upon which KIG has agreed to provide financing, then Terra is free to pursue the other financing without KIG.

If that other financing is not then obtained within the time provided in the written commitment, unless extended, then KIG has the right, but not the obligation, to fund that project within 30 days of notice that it has not been funded by a third party.

Terra's total participation (working interest, royalty, fees, etc.) in such projects shall not be less than 10%, unless otherwise approved by majority vote of the BoD.

2.6 - Terra shall give KIG the opportunity to finance Bellows # 3 and Bellows #
4 wells in Texas in the financing proportion to be paid in of 80% by KIG and 20%
by Terra, with distribution of the remaining profits in Bellows #3 and Bellows
#4 to be in the proportion of 65% to KIG and 35% to Terra; with the same provisions as in 3.1 a) and b) below as to 5% overriding royalty to Terra and reimbursement of expenses and investment to the Parties, with the Bellows wells not being subject to provisions of 2.5 and elsewhere herein as to alternative financing of Bellows #3 and #4, and this financing arrangement of Bellows wells is subject to the providing of full funding by KIG of KIG's share of financing of the dry hole costs of Bellows #3, estimated at $960,000, to be received by
Texterra Exploration Partners on or before five days from written notification of KIG by Terra (email is acceptable for notice) that a rig is available for
Bellows #3.

KIG will, thereafter, fund its share of the dry hole costs of Bellows #4 promptly upon the call for such funds by Terra in accordance with a similar schedule as for Bellows #3, and such call as to Bellows #4 shall be subsequent to the drilling of Bellows #3.

3.      PARTIES:

3.1 Pursuant to, and subject to the provisions of 2.5 and elsewhere herein, for a period of five years, to finance joint projects out of their own funds, as follows: KIG-75%, Terra-25% and, for a period of five years from the date hereof, to share all profits, including profits from the sale of projects in the following order and manner :

a/ 5% of all revenues (overriding royalty) shall be paid to Terra off the top;
followed by reimbursement as per b/

b/ reimburse all investment according to percentages of financing, where Terra and KIG project-related expenses, verified and approved by the Parties, which approval of expenses shall not be unreasonably withheld by the Parties, will be considered as part of investment.

c/ after reimbursement as per b/, to distribute the remaining part of profits for the projects: first year after reimbursement - KIG 70%, Terra 30%; second year after reimbursement - KIG 60%, Terra 40%; third year and thereafter until five years from the date hereof - KIG 50%, Terra 50%.

- to finance joint projects approved by majority vote of the Board of Directors of TIC by attracting credit against mortgage or any material guarantee of the mutually owned assets - participation in such assets by the Parties will be determining for the sharing of profits.

4.      Additional provisions:

4.1 Within 2 months from the date of this Protocol, subject to the reasonable schedule of Terra management, KIG, by its own staff and at its own expense will make the (internal) legal, informational and financial audit of Terra for the purposes of its further understanding of the organization, business, reporting, including financial, and responsibility. Terra will grant KIG's auditors reasonable access to the required information.

Audit and its results shall not have any effect on fulfillment of obligations of the Parties under this Protocol.

4.2 US Securities laws are to be looked to for the source of legal protection of
KIG as a minority shareholder of Terra from any actions with regard to Terra's shares which would materially worsen the status of KIG as Terra's largest minority shareholder.

4.3 It is the specific understanding of the parties that all provisions of this
'frame' protocol, which are not part of existing contracts between Enficon and
Terra, are intended to be put in contracts to be signed by the Parties within 14 business days from the date of this Protocol.

All disputes to be resolved in courts in County, City and State of New York.

The Parties both drafted this Protocol.

KIG has read all CPPT SEC filings through the date of the signing of this
Protocol.

KIG agrees to sign confidentiality agreement promptly.

forTerra:                 KIG:                      Enficon Establishment
and for
CompuPrint, Inc.

/s/ Dan Brecher           /s/ Alexander Fediaev     /s/ Alexander Fediaev
-----------------         ---------------------     ---------------------
Dan Brecher               Alexander Fediaev         Alexander Fediaev
Managing Director         Partner                   04/06/06
                                                    Beneficial Owner